Exhibit 3.4

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF CORPHQ, INC.	A0664078 ENDORSED - FILED in the office of the Secretary of State of the State of California JUL 25 2007

The undersigned certify that:

1.	They are the president and the secretary, respectively, of CORPHQ, Inc., a California corporation (the “Corporation”).

2.	The Articles of Incorporation of this corporation are amended and restated in their entirety to read as follows:

ONE:         The name of this Corporation is American Nano Silicon Technology, Inc.

TWO:        The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California, other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THREE:     This Corporation is authorized to issue one class of shares, which is Common Stock, having a par value of One-Hundredth of One Cent ($.0001) per share.  The number of shares of Common Stock which this Corporation is authorized to issue is two hundred million (200,000,000).

FOUR:        Immediately upon the filing of these amended and restated articles each one thousand three hundred two (1,302) shares of Common Stock of the Corporation issued and outstanding shall become one (1) share of Common Stock of the Corporation.  In lieu of any fraction of a post-split share to which the stockholder is otherwise entitled, all fractional interests shall be rounded up to the nearest whole number. Stockholders are not required to exchange their certificates representing shares of Common Stock held prior to the Reverse Split..

FIVE:        The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent possible under all applicable law of the State of California.

SIX:           This Corporation is authorized to indemnify the directors and officers of this Corporation to the fullest extent permissible under all applicable law enacted by the State of California, and in excess of the indemnification otherwise permitted under Section 317 of the California Corporations Code.

3.	The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the Board of Directors.

The foregoing amendment and restatement of the Articles of Incorporation of the Corporation has been duly approved by the required vote of the shareholders in accordance with Section 902 of the, California Corporations Code.

4.
The total number of outstanding shares of the Corporation is one billion sixty-five million seven hundred fifty-three thousand two hundred fourteen (1,065,753,214) shares of Common Stock.  The number of shares voting in favor of the amendment equaled or exceeded the vote required.  The percentage vote required was at least 66 and 2/3%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:  July 24, 2007

/s/ Pa Fachun
Pa Fachun,
President

/s/ David Smith
David Smith,
Secretary

[STAMP OF THE
CALIFORNIA SECRETARY
OF STATE]

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